PROSPECTUS                 Pricing Supplement No.: 3550
Dated October 7, 1999      Dated July 17, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No. 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                 (Redeemable Fixed Rate Notes)

Trade Date:    July 17, 2000

Settlement Date (Original Issue Date):       July 28, 2000

Maturity Date: July 28, 2015 (subject to earlier redemption, as set forth under "Additional Terms-Optimal Redemption")

Principal Amount (in Specified Currency):    USD25,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:     1.40%

Net Proceeds to Issuer:       USD24,650,000

Interest Rate Per Annum: 7.70%

Interest Payment Date(s):

 X Monthly on the 28th of each month, commencing August 28, 2000 (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date is referred to herein as an "Interest Period").

Form of Notes:

  X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G VB7



CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate Notes)
                                Page 2
                           Pricing Supplement No.: 3550
                           Dated July 17, 2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-87367



Repayment, Redemption and Acceleration
Initial Redemption Date:       July  28,  2002  (See  "Additional
                               Terms-Optional Redemption" below)
Initial Redemption Percentage: 100%
Optional Repayment Date:       Not applicable ("N/A")
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration:     N/A


Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate Notes)
                                Page 3
                           Pricing Supplement No.: 3550
                           Dated July 17,  2000
                           Rule 424(b)(3)-Registration Statement
                           No. 333-87367
Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Interest Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole or in part, semi-annually on each January 28th and July 28th commencing on July 28, 2002 (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption
  (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.

Additional Information:

   General.

  At April 1, 2000, the Company had outstanding indebtedness totalling $186.789 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at April 1, 2000 excluding subordinated notes payable after one year was equal to $186.092 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated  Ratio of Earnings to Fixed Charges"  is  hereby amended in its entirety, as follows:
                                             Three Months ended
             Year Ended December 31,         April 1, 2000
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60        1.67

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as principal in connection with the distribution of the Notes and will receive a selling commission equal to 1.40% of the principal amount of the Notes.